Exhibit 99.1

St. Jude Medical Reports First Quarter Results
and Announces Plans to Expand U.S. Sales Organization

Board of Directors Authorizes $700 Million Share Repurchase Program

St. Paul, MN, April 19, 2006 — St. Jude Medical, Inc. (NYSE:STJ) today reported sales and earnings results for the first quarter ended March 31, 2006, and announced an expansion of its selling organization in the United States. The Company also announced that its Board of Directors has authorized a new share repurchase program under which the Company may repurchase up to $700 million in St. Jude Medical common stock.

First Quarter Results

The Company reported net sales of $784 million in the first quarter of 2006, an increase of 18% compared to $664 million in the first quarter of 2005. Unfavorable foreign currency translation comparisons decreased first quarter sales by about $22 million.

Reported net earnings for the first quarter of 2006 were $137 million, or $0.36 per diluted share, compared to $119 million, or $0.32 per diluted share in the first quarter of 2005. Reported net earnings for the first quarter of 2006 include a $0.03 per diluted share impact related to stock compensation expense. Effective January 1, 2006, the Company adopted SFAS No. 123® using the modified-prospective method. In accordance with this adoption method, the Company is not adjusting its historical financial statements to reflect the impact of stock-based compensation.

Adjusted net earnings were $149 million, or $0.39 per diluted share in the first quarter of 2006, compared to $0.35 adjusted diluted earnings per share in the first quarter of 2005. See the attached schedules for a reconciliation of non-GAAP adjusted net earnings and adjusted diluted earnings per share to the Company’s reported GAAP results.

Commenting on the first quarter 2006 results and expansion of the U.S. sales organization, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said:

“Despite the volatility we are currently seeing in the implantable cardioverter defibrillator (ICD) market, we remain confident in the market’s long-term prospects given the undisputable life-saving value of this technology.

“We are also confident that St. Jude Medical’s new product flow in 2006, solid customer relationships and a plan announced today to expand the Company’s U.S. field sales organization by up to 30% over the next 12 months will enable us to continue to capitalize on this market opportunity. We believe that this increase in field support will help us accelerate our coverage to new ICD implanting centers, deepen our penetration in existing ICD implanting centers and expand our market development activities and other marketing initiatives.

“St. Jude Medical has a track-record of sustained success in a variety of market conditions, and we believe that with the actions announced today, together with our multiple platforms for growth, we are well-positioned to drive continued value for our shareholders.”

Sales results for each of the business segments are detailed below.

Cardiac Rhythm Management
First quarter implantable cardioverter defibrillator (ICD) product sales were $262 million, a 27% increase over the first quarter of 2005. Unfavorable foreign currency translations decreased this quarter’s ICD sales by $4 million versus the first quarter of last year.

First quarter pacemaker sales were $221 million, a 2% increase from the comparable quarter of 2005. Unfavorable foreign currency translations decreased sales by $7 million this quarter versus the first quarter of last year.

Atrial Fibrillation (AF)
AF product sales for the first quarter totaled $74 million, a 25% increase over the first quarter of 2005. Unfavorable foreign currency translations decreased AF product sales by $3 million this quarter versus the first quarter of 2005.

Cardiology
Total sales of cardiology products for the first quarter were $111 million, up 1% over the first quarter of 2005. Within this category of products, vascular sealing device sales for the first quarter of 2006 totaled $84 million, up 1% compared to the first quarter of last year. Unfavorable foreign currency translations decreased total sales of cardiology products by $5 million this quarter versus the first quarter of last year.

Cardiac Surgery
Total cardiac surgery sales for the first quarter of 2006 were $74 million, an increase of 3% compared to the first quarter of 2005. Sales of heart valve products in the first quarter 2006 were $69 million, an increase of 3% compared with the first quarter of last year. Unfavorable foreign currency translations decreased sales by $3 million this quarter versus the first quarter of 2005.

Neuromodulation
St. Jude Medical sales of neuromodulation products totaled $42 million in the first quarter of 2006, up 31% from Advanced Neuromodulation Systems’ stand-alone sales in the first quarter of 2005. St. Jude Medical did not have neuromodulation sales during the first quarter of 2005.

Stock Repurchase Program
The new $700 million share repurchase program replaces the Company’s earlier share repurchase program, under which the Company was authorized to repurchase up to $300 million of its shares. Under the new share repurchase program, the Company will make repurchases through open market transactions in accordance with applicable securities laws.

The Company intends to finance the repurchases with cash on hand and borrowings under its existing commercial paper program.

In order to carry out the share repurchase program, the Company intends to enter into a repurchase plan that complies with Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended, as soon as the trading window for the Company’s insiders opens which is expected to occur on Friday, April 21, 2006. The Company expects to begin repurchasing shares promptly following its entry into the plan. A copy of the plan will be filed with the Securities and Exchange Commission.

“The Board’s decision to adopt a new stock repurchase program reflects our continued commitment to enhancing shareholder value,” said Daniel J. Starks, Chairman, President and Chief Executive Officer. “We believe the repurchase of our stock represents a compelling investment opportunity given the long-term growth prospects and multiple growth platforms inside our business.”

First Quarter and Full-Year Earnings Guidance
During a conference call today, St. Jude Medical will provide sales and earnings guidance for the second quarter and an updated guidance range for the full-year 2006. The Company expects consolidated EPS for the second quarter of 2006 to be in the range of $0.36 to $0.39 per diluted share and for the full-year 2006 in the range of $1.55 to $1.60, including the impact of stock compensation expense.

The Company provides adjusted net earnings and adjusted earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (which may include items such as litigation reserve adjustments, income tax adjustments and in-process research and development charges). These adjustments result from facts and circumstances (including business development activities, strategic developments and changes in applicable laws and regulations) that vary in frequency and/or impact on the Company’s results of operations. In addition, St. Jude Medical management uses adjusted net earnings and adjusted earnings per share to forecast and evaluate the operational performance of the Company, including allocating resources and evaluating results relative to employee performance compensation targets, because management considers these measures to represent the results of the Company’s core business operations. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast
During a conference call today at 7:30 a.m. Central Time, St. Jude Medical will further discuss these results and provide more information concerning sales and earnings guidance for the second quarter and full-year 2006.

St. Jude Medical’s first quarter earnings conference call can be heard live (also archived for 90 days) on the following website:

http://phx.corporate-ir.net/phoenix.zhtml?c=73836&p=irol-eventdetails&EventId=1140641&WebCastId=522310&StreamId=671146

About St. Jude Medical
St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., the Company employs approximately 10,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, regulatory approvals, anticipated future product launches, revenues, margins, earnings, and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including the risk factors described in the Company’s Annual Report on Form 10-K filed on March 16, 2006 (see Item 1A on pages 15-21). The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31
	2006		2005
Net sales	$784,416		$663,909
Cost of sales	208,447		187,883
Gross profit	575,969		476,026

Selling, general & administrative	284,208		219,047
Research & development	105,258		76,985
Purchased R&D			12,400

Operating profit	186,503		167,594
Other income (expense)	(704)		1,732
Earnings before taxes	185,799		169,326
Income tax expense	48,730		49,975
Net earnings	$137,069		$119,351

Adjusted net earnings (Non-GAAP)	$149,247	(1)	$131,751	(2)

Diluted earnings per share	$0.36		$0.32
Adjusted diluted earnings per share (Non-GAAP)	$0.39	(1)	$0.35	(2)

Weighted average shares outstanding-diluted	384,997		375,529

(1)	Adjusted first quarter 2006 net earnings and adjusted diluted net earnings per share exclude after tax charges of $12,178, or $0.03 per share, related to stock based compensation.
(2)	Adjusted first quarter 2005 net earnings and adjusted diluted net earnings per share exclude charges of $12,400 or $0.03 per share, related to the acquisition of Endocardial Solutions, Inc.

Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2006	December 31, 2005
Cash & cash equivalents	$392,675	$534,568
Accounts receivable, net	784,858	793,929
Inventories	403,937	378,456
Other current assets	264,847	234,188
Property, plant & equipment, net	486,649	438,416
Goodwill	1,635,649	1,634,973
Other intangible assets, net	561,270	572,246
Other assets	275,448	258,064
Total assets	$4,805,333	$4,844,840

Current portion of long-term debt	$660,000	$876,000
Other current liabilities	617,120	658,382
Long-term debt	177,113	176,970
Deferred income taxes	159,440	157,443
Long-term other liabilities	101,748	93,000
Total equity	3,089,912	2,883,045
Total liabilities & equity	$4,805,333	$4,844,840